Exhibit 99.2

Venaxis Nears Completion of Pivotal Clinical Trial of APPY1™ Test

Advances Market Development and Commercialization Activities in Europe and U.S.

Quarterly Update Call and Webcast Today at 8:30 a.m. Eastern Time

CASTLE ROCK, Colo., November 7, 2013 — Venaxis, Inc. (Nasdaq: APPY), an in vitro diagnostic company focused on obtaining FDA clearance for and commercializing its CE Marked APPY1 Test, a rapid, multiple biomarker-based assay for identifying patients that are at low risk for appendicitis, today provided a corporate update for the third quarter 2013.  The Company remains on track to complete patient enrollment for its pivotal clinical study of the APPY1 Test in the United States at or around the end of the year.  In parallel, Venaxis continues to accelerate market development activities in Europe and the U.S.

Steve Lundy, President and CEO of Venaxis™, stated, “Advancing the APPY1 Test toward potential FDA clearance continues to be our top priority.  We look forward to reporting top-line data from the pivotal study toward the end of Q1 2014, and dependent on the study results, to submitting our final data package to the FDA shortly thereafter.  In parallel, we continue to have very positive dialogue with emergency room physicians and administrators at leading hospitals in the U.S. and Europe as part of our market development activities.  Based on the enthusiasm and feedback we are receiving from thought leaders regarding the potential economic and clinical benefit of using the APPY1 Test, we believe Venaxis will be well positioned to gain significant traction in Europe upon full commercial launch, as well as when we enter the U.S. market upon potential FDA clearance in 2014.”

During the third quarter, the APPY1 Test successfully passed two interim futility analyses performed by an external Data and Safety Monitoring Board (DSMB).  In September, the DSMB recommended the study continue to completion following an analysis of the first approximately 1,100 patients to complete the study.  To date, Venaxis has enrolled more than 1,700 patients and aims to complete the study with 2,000 net evaluable patients.

As an important component of its European market development activities, Venaxis is working with leading hospitals in Belgium, the Netherlands, Italy and Spain on completing clinical studies designed to demonstrate the benefits that could be achieved by using the APPY1 Test.  Venaxis is also completing development of a   modeling tool designed to help individual hospitals quantify their potential cost savings from possible implementation of the APPY1 Test.  The modeling tool is currently undergoing beta testing and the initial feedback has been positive.  Venaxis believes the studies and modeling tool will be valuable in advancing the commercial adoption of the APPY1 Test.

In addition, Dr. Damien Gruson of University Saint Luc hospital in Brussels, Belgium, will present positive results from a recently completed hospital laboratory validation study at the Journées International de Biologie in Paris later this month.  The results confirm that the APPY1 Test performs accurately and reliably in the hands of hospital laboratory personnel performing the test and reporting the results to the emergency room doctor.

Venaxis reported initial APPY1 Test revenue in its Quarterly Report on Form 10-Q for the period ended September 30, 2013, which represents revenue arising from the initial stocking orders by the European companies engaged to assist Venaxis with European market development activities.

Venaxis ended the third quarter 2013 with cash, cash equivalents and short-term investments of approximately $17 million.

Conference Call and Webcast Information:
Interested participants and investors may access the conference call by dialing 1 (877) 870-4263 (U.S.), 1 (855) 669-9657 (Canada) or 1 (412) 317-0790 (international).  A live audio webcast will be accessible via the Investor Relations section of the Venaxis web site, ir.venaxis.com.

A telephonic replay of the call will be available for 90 days beginning approximately on hour after the end of the conference call through February 7, 2014.  Access numbers for this replay are 1 (877) 344-7529 (U.S./Canada) and 1 (412) 317-0088 (international); conference ID: 10036520.  The webcast replay will remain available in the Investors Relations section of the Venaxis web site for 90 days.

About Venaxis, Inc.
Venaxis, Inc. is an in vitro diagnostic company focused on the clinical development and commercialization of its CE Marked APPY1 Test, the Company’s rapid, protein biomarker-based assay for appendicitis.  This unique appendicitis test has projected high sensitivity and negative predictive value and is being developed to aid in the identification of patients at low risk for acute appendicitis, allowing for more conservative patient management.  The APPY1 Test is being developed initially for pediatric, adolescent and young adult patients with abdominal pain, as this population is at the highest risk for appendicitis and has the highest risk of long-term health effects associated with CT imaging.  While FDA clearance is being sought, an initial launch for the APPY1 Test is ongoing in select European countries.  For more information, visit www.venaxis.com.

Forward-Looking Statements
This press release includes "forward-looking statements" of Venaxis, Inc. (“Venaxis”) as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that Venaxis believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors Venaxis believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Venaxis. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete required product development and modifications in a timely and cost effective manner, complete clinical trial activities for the APPY1 Test required for FDA submission, obtain FDA clearance or approval, maintain CE Marking, cost effectively manufacture and generate revenues from the APPY1 Test at a profitable price point, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, Venaxis does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in Venaxis’ recent filings with the SEC, including its Form 10-Q for the quarter ended June 30, 2013.

Venaxis and APPY1 are trademarks of Venaxis, Inc.

For Investors and Media:
Tiberend Strategic Advisors, Inc.

Joshua Drumm, PhD
jdrumm@tiberend.com; (212) 375-2664

Claire Sojda
csojda@tiberend.com; (212) 375-2686